EMPLOYMENT AGREEMENT

AGREEMENT made as of the 3rd day of May, 2008 by and between Kevin J. McNamara, 949 Edwards Road, Cincinnati, OH 45208 ("Employee"), and Chemed Corporation, a Delaware corporation (the "Company").
WHEREAS, the Company has employed Employee and desires to continue to employ Employee as Chief Executive Officer and Employee desires to work for the Company or its subsidiaries in such capacity on the terms and conditions hereinafter provided;
WHEREAS, Employee is a key senior executive of the Company with major responsibilities for planning, directing, coordinating and controlling overall corporate operations;
WHEREAS, in such capacity Employee will develop or have access to all or substantially all of the business methods and confidential information relating to the Company, including but not limited to, its financial performance and results, its product formulae, its manufacturing organization and methods, its product research and development policies and programs, its service techniques, its purchasing organization and methods, its sales organization and methods, its pricing of products, its market development and expansion plans, its personnel policies and training and development programs, and its customer and supplier relationships;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.  EMPLOYMENT
§1.1  Position and Duties.
(a) The Company agrees to employ Employee and Employee agrees to work for the Company as a senior executive officer.  Employee shall have such duties and authority as are normally associated with his office.  While employed hereunder, Employee shall devote his full time, effort, skill and attention to the affairs of the Company.  During the term of his employment hereunder, Employee shall not render any services to any other person that might be in competition with the Company or any of its subsidiaries or affiliates or in conflict with his position as a senior executive officer of the Company or his duty of undivided loyalty to the Company.
§1.2  Term.  Unless sooner terminated in accordance with the provisions hereof, the term of employment shall commence on May 3, 2008 and shall continue until May 2, 2010.  This agreement shall automatically extend thereafter on each anniversary of the commencement date for additional one-year periods unless either party delivers written notice thirty days in advance of such anniversary of the party’s intent not to extend this agreement.
2.  COMPENSATION
§2.1  Base Salary.   While employed hereunder the Company shall pay Employee a base salary at an annual rate of $700,000.00 or such higher amount or amounts as the Company may from time to time approve.  The base salary shall be due and payable at the same times and intervals at which salary payments are made to other senior executives.

§2.2  Incentive Compensation.  Employee will be entitled to participate in all incentive compensation and bonus plans as such have been maintained by the Company for its senior executives generally.  The Employee's annual incentive compensation will be payable, with respect to each calendar year, on or before February 28 in the following year.
§2.3  Employee Benefits.  Employee shall be entitled to participate in those "fringe" benefit plans which the Company provides for its executives generally.
Employee's participation in such plans will be in accordance with and subject to the terms and provisions thereof.
§2.4  Pension.   Employee will continue to participate in Chemed's Excess Benefit Plan in accordance with and subject to its provisions.
§2.5  Miscellaneous.
(a)  Company will pay or reimburse Employee for his reasonable business expenses in accordance with Company policies.
(b)  Employee will be entitled to paid vacation in accordance with current Company policy.  Employee will be entitled to payment for unused vacation time in accordance with Company policy.
(c)  Subject to §1.1(a) of this Agreement, compliance with applicable laws relating to interlocking directorships, the Company's policies on conflicts of interest and improper payments and accounting records contained in the Company’s "Policies on Business Ethics" and “Corporate Governance Principles” and to any other current applicable Company policy, during the term of Employee's employment hereunder, Employee will be permitted to accept election, and to serve as, a director of other entities.  Employee will be permitted to retain all fees and other benefits resulting from his service as a director of any such entity.

(d)  Each party shall pay their own legal fees incurred in connection with any enforcement of rights under this Agreement.  All disputes arising hereunder shall be subject to arbitration according to the rules of the American Arbitration Association.  The Company and Employee shall share equally in any third party costs of such arbitration.
3.  TERMINATION.
§3.1  Termination of Employment.  The employment of Employee shall terminate prior to the expiration of the term specified in §1.2 upon the occurrence of any of the following prior to such time:
(a)         The death of Employee;
(b)  The termination of Employee's employment due to Employee's disability pursuant to §3.2;
(c)  The termination by the Company of Employee's employment for Cause pursuant to §3.3;
(d)    The retirement of Employee under a retirement plan of the Company; or
(e)    The resignation of Employee.

The termination by the Company of Employee's employment hereunder for any reason other than those specified in this §3.1 shall hereinafter be referred to as a termination "Without Cause".
§3.2  Disability.  If, by reason of physical or mental disability, Employee is unable to carry out his duties pursuant to this Agreement for four (4) consecutive months, his services hereunder may be terminated by the Company upon two (2) months' written notice to be given to Employee at any time after the period of four (4) continuous months of disability and while such disability continues.  If, prior to the expiration of the two (2) months after the giving of such notice, Employee shall recover from such disability and return to the active discharge of his duties, then such notice shall be of no further force and effect and Employee's employment shall continue as if such disability had not occurred. If Employee shall not so recover from his disability and return to his duties, then his services shall terminate at the expiration date of such two (2) months' notice.  During the period of Employee's disability and until the expiration date of such two (2) months' notice, Employee shall continue to receive all compensation and other benefits provided herein as if he had not been disabled, at the time, in the amounts and in the manner provided herein.  In the event a dispute arises between Employee and the Company concerning Employee's physical or mental ability to continue or return to the performance of his duties as aforesaid, Employee shall submit to examination by a competent physician mutually agreeable to both parties, and such physician's opinion as to Employee's ability to so perform will be final and binding.

§3.3  For Cause.  The Company may, at any time by written notice to the Employee, terminate his services hereunder for Cause.  Such notice shall specify the event or events and the actions or failure to act constituting Cause.  “Cause” shall mean, with respect to a Employee’s termination of employment: (a) the willful and repeated failure of the Employee to perform substantially the Employee’s duties with Company (other than any such failure resulting from incapacity due to physical or mental illness); (b) the Employee’s conviction of, or plea of guilty or nolo contendere to, which through lapse of time or otherwise is not subject to appeal, a felony which is materially and demonstrably injurious to Company; or (c) the Employee’s engagement in willful gross misconduct or gross negligence in connection with his or her employment.
If the basis for discharge is pursuant to paragraph (c) above, Employee shall have thirty (30) days from his receipt of the notice of termination for Cause to cure, if curable, the actions or failure to act specified in such notice and, in the event of any such cure within such period, such conduct shall not constitute Cause hereunder.
§3.4  Consequences of Termination.
(a) If Employee's employment hereunder shall terminate pursuant to any of the provisions of this Article 3, his base salary and incentive compensation referred to in §§ 2.1 and 2.2 shall cease to accrue forthwith.

(b)  If the Company shall terminate Employee's employment hereunder Without Cause, the Company shall pay Employee a lump sum amount in cash on termination equal to five times his then annual base salary plus a lump sum amount in cash on termination equal to the product of: (i) the average amount of the Employee’s annual incentives under the Company’s annual incentive plan paid or payable for the last three full fiscal years prior to termination; and (ii) a fraction, the numerator of which is the number of days in the fiscal year through the date of termination and the denominator of which is 365.  Employee shall also be eligible to participate in the Company’s welfare benefits plans such as health insurance, life insurance, long-term care insurance and long-term disability benefits plans for eighteen months following termination, at the then current employee contribution rates; provided that if the Employee is precluded from continuing his or her participation in any applicable plan, program, or arrangement, the Employee shall be provided with the after-tax cost of continuation of such coverage, including premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA Premiums”), for the Employee with respect to the benefits provided under such plan, program, or arrangement, paid as either a lump sum payment or monthly as COBRA Premiums are due, at the discretion of the Company.  If the Employee becomes reemployed with another employer and is eligible to receive health insurance, life insurance, long-term care insurance or long-term disability coverage under another employer-provided plan (regardless of whether the Employee elects such coverage), the welfare benefits provided pursuant to this agreement shall be secondary to those provided under such other plan.
(c) In the event that Employee's employment hereunder shall terminate pursuant to any of the provisions of this Article 3, the rights of Employee under any incentive compensation plan referred to in §2.2, under the executive or employee benefit plans or arrangements referred to in §2.3 and §2.4, or otherwise shall be determined, subject to this Article 3, in accordance with the terms and provisions of such plans, arrangements and options applicable to an employee whose employment has terminated in the manner that occurred, except that a termination Without Cause shall be treated as a retirement under a retirement plan of the Company for the purposes of the Company stock incentive plans.

(d) If the Employee’s employment hereunder shall terminate pursuant to §3.1(a), (b), or (d), the Company shall pay Employee in lieu of any amounts that may be due and payable under the Company’s annual incentive plan for the fiscal year of termination a lump sum amount in cash on termination equal to the product of: (i) the average amount of the Employee’s annual incentives under the Company’s annual incentive plan paid or payable for the last three full fiscal years prior to termination; and (ii) a fraction, the numerator of which is the number of days in the fiscal year through the date of termination and the denominator of which is 365.
(e) If the Employee’s employment hereunder shall terminate pursuant to §3.1(e) or if the Company shall terminate Employee’s employment hereunder with Cause pursuant to §3.1(c), Employee’s annual incentive bonus shall then be forfeited.
(f) Employee shall not be required to offset against amounts due from the Company under this Article 3 for any salary, bonus or other benefits (other than welfare benefits described above) received by Employee from a third-party, and Employee shall be under no duty to mitigate by seeking or accepting another position.  Any amounts paid or benefits received under this agreement are conditioned upon execution of a waiver of liability in favor of the Company executed by Employee, in the form approved by the Company’s counsel.

4.  OTHER COVENANTS OF EMPLOYEE.
§4.1  Employee shall have no right, title or interest in any reports, studies, memoranda, correspondence, manuals, records, plans, or other written, printed or otherwise recorded materials of any kind belonging to or in the possession of the Company or its subsidiaries, or in any copies, pictures, duplicates, facsimiles or other reproductions, recordings, abstracts or summaries thereof and Employee will promptly surrender to the Company any such materials (other than materials which have been published or otherwise have lawfully been made available to the public generally) in his possession upon the termination of his employment or any time prior thereto upon request of the Company.
§4.2  Without the prior written consent of the Company, Employee shall not at any time (whether during or after his employment with the Company) use for his own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, association, corporation or business organization, entity or enterprise, or disclose (except in the performance of his duties hereunder) in any manner to any person, firm, partnership, association, corporation or business organization, entity or enterprise, any trade secret, or other confidential or proprietary information, data, know-how or knowledge (including, but not limited to, that relating to financial policies, product composition, manufacturing organization and methods, research and development policies and programs, service techniques, purchasing organization and methods, sales organization and methods, product pricing, market development and expansion plans, personnel policies and training and development programs, customer and supplier relationships) belonging to, or relating to the affairs of, the Company or its subsidiaries.

§4.3  Employee shall promptly disclose to the Company (and to no one else) all improvements, discoveries and inventions that may be of significance to the Company or its subsidiaries made or conceived alone or in conjunction with others (whether or not patentable, whether or not made or conceived at the request of or upon the suggestion of the Company during or out of his usual hours of work or in or about the premises of the Company or elsewhere) while in the employ of the Company, or made or conceived within six months after the termination of his employment by the Company, if resulting from, suggested by or relating to such employment.  All such improvements, discoveries and inventions shall, to the extent that they are patentable, be the sole and exclusive property of the Company and are hereby assigned to the Company.  At the request of the Company and at its cost and without liability to Employee, Employee shall assist the Company, or any person or persons from time to time designated by it, in obtaining the grant of patents in the United States and/or in such other country or countries as may be designated by the Company covering such improvements, discoveries and inventions and shall be connection therewith execute such applications, statements or other documents, furnish such information and data and take all such other action (including, but not limited to, the giving of testimony) as the Company may from time to time request.

§4.4  For a period of two years following Company’s termination of Employee’s employment hereunder Without Cause, in the event Employee has agreed to accept payment under Section 3.4(b) hereof: (i) Employee shall not directly, or indirectly, as a stockholder owing beneficially or of record more than 5% of the outstanding shares of any class of stock of any issuer, or as an officer, director, employee, consultant, partner, joint venturer, proprietor, or otherwise, engage in or become interested in any business that directly or indirectly is in competition with the Company or any of its subsidiaries (or any of their successors) as conducted at the time of Employee’s termination, (ii) Employee shall not, without the prior written consent of the Company, solicit or hire or induce the termination of employment of any employee or other personnel providing services to the Company, or any of its subsidiaries, for any business activity, and (iii) Employee shall not, without the prior written consent of the Company, solicit the business of any customer of the Company or any of its subsidiaries (or any of their successors).
§4.5  The obligations of Employee set forth in this Article 4 are in addition to and not in limitation of any obligations which would otherwise exist as a matter of law.  The provisions of this Article 4 shall survive the termination of Employee's employment hereunder.

5.  CERTAIN REMEDIES
§5.1  Breach by the Company.  In the event that the Company shall fail, in any material respect, to observe and perform its obligations hereunder, the Employee may give written notice to the Company specifying the nature of such failure.  If within thirty (30) days after its receipt of such notice the Company shall not have remedied such failure, the Employee shall have the right and option to treat such failure as termination of his employment by the Company Without Cause, to cease rendering services hereunder and thereafter to receive the severance benefits and have the other rights and obligations provided for in Article 3 hereof in the case of a termination by the Company Without Cause.  The remedy provided for in this §5.1 shall be in addition to and not in limitation of any other remedies which would otherwise exist as a matter of law.
§5.2  Breach by the Employee.  Employee acknowledges and agrees that the Company's remedy at law for any breach of any of Employee's obligations under §§1.1(a), 4.1, 4.2, 4.3 and 4.4 would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of any such sections, without the necessity of proof of actual damage.
6.  GENERAL PROVISIONS
§6.1  Representations and Warranties.  Employee represents and warrants to the Company that he is free to enter into this Agreement and that he has no prior or other obligations or commitments of any kind to anyone that would in any way hinder or interfere with his acceptance of, or the full, uninhibited and faithful performance of, his employment hereunder or the exercise of his best efforts as an employee of the Company.

§6.2  Understandings; Amendments.  Except as otherwise provided herein, this Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes all prior agreements, arrangements and understandings between Employee and the Company concerning such subject matter.  No representation, promise, inducement or statement of intention has been made by or on behalf of either party hereto that is not set forth in this Agreement or the documents referred to herein.  This Agreement may not be amended or modified except by a written instrument specifically referring to this Agreement executed by the parties hereto.
§6.3  Notices.
(a)  Any notice or other communication required or permitted to be given hereunder shall be in writing and may either be delivered personally to the addressee or be mailed, registered mail, postage prepaid, as follows:
If to the Company:

Chemed Corporation
2600 Chemed Center
Cincinnati, OH  45202
Attn:  President

with a copy to:

Secretary
Chemed Corporation
2600 Chemed Center
Cincinnati, OH  45202

If to Employee:

949 Edwards Road
Cincinnati, OH 45208

(b)  Either party may change the address to which any such notices or communications are to be directed to it by giving written notice to the other party in the manner provided in the preceding paragraph (a).
§6.4  Assignments; Binding Effect.
(a)  Employee acknowledges that the services to be rendered by him are unique and personal.  Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement.  This Agreement shall be binding upon, and to the extent herein permitted shall inure to the benefit of, Employee's heirs, legatees and legal representatives.
(b)  The Company may not assign this Agreement or its rights hereunder except to a successor of all or substantially all of the business and assets of the Company.  This Agreement shall be binding upon, and shall inure to the benefit of, the Company's successors and permitted assigns.
§6.5  Severability.  If any part of this Agreement shall be unenforceable under applicable law, it shall not affect the remaining parts of this Agreement.
§6.6  Waivers.  The failure of either party hereto at any time or from time to time to require performance of any of the other party's obligations under this agreement shall in no manner affect the right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

§6.7  Application of Section 409A of the Internal Revenue Code.
In the event that any payment or benefit to the Employee or for the Employee’s benefit paid or payable or distributed or distributable under this Agreement (“Payment”), would be subject to the excise tax imposed by Section 409A of the Code, or any interest or penalties are incurred by the Employee with respect to such excise tax (collectively, “Excise Tax”), the Employee will be entitled to receive an additional payment (“Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any income or payroll tax, interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of the Employee’s failure to file timely a tax return or pay taxes shown due on the Employee’s return, and including any Excise Tax imposed upon the Gross-Up Payment), the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
An initial determination as to whether and in what amount a Gross-Up Payment is required will be made at the Company’s expense by an accounting firm of recognized national standing selected by the Company (“Accounting Firm”).  The Accounting Firm will provide its determination (“Determination”), together with detailed supporting calculations and documentation, to the Company and the Employee within five days of the Date of Termination, if applicable, or such other time as requested by the Company or by the Employee (provided the Employee reasonably believes that any of the Payments may be subject to the Excise Tax).  If the Accounting Firm determines that no Excise Tax is payable by the Employee with respect to a Payment or Payments, it will furnish the Employee an opinion reasonably acceptable to the Employee that no Excise Tax will be imposed.  Within 10 days of the delivery of the Determination, the Employee will have the right to dispute the Determination (the “Dispute”).  The Gross-Up Payment, if any, as determined pursuant to this Section will be paid by the Company to the Employee within 5 days of the receipt of the Determination.  The existence of the Dispute will not in any way affect the Employee’s right to receive the Gross-Up Payment in accordance with the Determination.  If there is no Dispute, the Determination will be binding upon the Company and the Employee, subject to the following paragraph.

As a result of uncertainty in the application of Section 409A of the Code, it is possible that a Gross-Up Payment will be paid which should not be paid (“Excess Payment”) or that a Gross-Up Payment which should be paid will not be paid (“Underpayment”).  An Underpayment will be deemed to have occurred (i) upon notice to the Employee from any governmental taxing authority that the Employee’s tax liability (whether in respect of the Employee’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, (iii) by reason of a determination by the Company (which will include the position taken by the Company on its federal income tax return) or (iv) upon the resolution of the Dispute to the Employee’s satisfaction. If an Underpayment occurs, the Employee will promptly notify the Company and the Company will promptly, but in any event at least 5 days prior to the date on which the applicable government taxing authority has requested payment, pay to the Employee an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of the Employee’s failure to file timely a tax return or pay taxes shown due on the Employee’s return) imposed on the Underpayment.

An Excess Payment will be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax will not be imposed upon a Payment or Payments (or portion thereof) with respect to which the Employee had previously received a Gross-Up Payment.  A “Final Determination” will be deemed to have occurred when the Employee has received from the applicable government taxing authority a refund of taxes or other reduction in the Employee’s tax liability by reason of the Excise Payment and upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally binds the Employee and such taxing authority, or if a claim is brought before a court, the date a final determination has been made by such court and either all appeals have been finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Employee’s applicable tax return has expired.  If an Excess Payment is determined to have been made, the Employee will pay to the Company (but not less than 10 days after the determination of such Excess Payment and written notice has been delivered to the Employee) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment was paid until the date of repayment.  The Employee will use reasonable cooperative efforts at the request of the Company to assist in the determination of the amount of any Excess Payment or Underpayment made to the Employee pursuant to this Plan.

§6.8  Governing Law.  This Agreement, the rights and obligations hereunder, and any related claims shall be governed by and construed in accordance with the laws of the State of Ohio.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written hereinabove.
CHEMED CORPORATION

By   /s/ Naomi C. Dallob
      Naomi C. Dallob
Vice President and Secretary

EMPLOYEE

/s/ Kevin J. McNamara
Kevin J. McNamara

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